EXHIBIT 99.1                                                    First Federal
                                                                Bankshares, Inc.

PRESS RELEASE

FOR IMMEDIATE RELEASE
October 27, 2005

For Further Information Contact:    Barry E. Backhaus, President
                                     and Chief Executive Officer
                                    First Federal Bankshares, Inc.
                                    329 Pierce Street
                                    Sioux City, IA 51101
                                    712.277.0200


                         FIRST FEDERAL BANKSHARES, INC.
           ANNOUNCES ANNUAL MEETING RESULTS AND DECLARES CASH DIVIDEND


Sioux City, Iowa. October 27, 2005. First Federal Bankshares, Inc. (the "Company") (Nasdaq National Market - "FFSX"), the parent company of First Federal Bank (the "Bank"), announced that stockholders of the Company at the Annual Meeting re-elected three directors and ratified the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm of the Company. Re-elected to the Company's Board were Arlene T. Curry, Gary L. Evans and Allen J. Johnson. The directors have served on the Board since 2002, 1989, and 1993, respectively.

Following the Annual Meeting, the Company's Board of Directors declared a quarterly dividend of $0.10 per share, the same as distributed last quarter. The dividend is payable on November 30, 2005 to stockholders of record on November 16, 2005.

The Board of Directors also appointed Ms. Curry as Chairman of the Board of Directors of the Company and the Bank. Ms. Curry is an independent director and satisfies the Board's new policy on corporate governance with respect to the independence of the Chairman. As was previously reported, Barry Backhaus, the former Chairman of the Board, announced his retirement as President and Chief Executive Officer of the Company and the Bank, effective upon the later of December 31, 2005 or the employment of his successor. Mr. Backhaus continues to serve as a member of the Board of Directors of the Company and the Bank.

The Company's common stock is traded on the NASDAQ National Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. The Bank operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and six offices in central Iowa.

      329 Pierce Street . PO Box 897 . Sioux City IA 51102 . 712-277-0200